Exhibit 99.1

Seattle Genetics Receives Additional $10 Million From Genentech

Under Antibody-Drug Conjugate Collaboration

Bothell, WA – December 19, 2003 – Seattle Genetics, Inc. (Nasdaq: SGEN) today announced that Genentech, Inc. (NYSE: DNA) has designated additional antigen targets under the parties’ existing antibody-drug conjugate (ADC) collaboration agreement. Under the terms of the agreement, Genentech has rights to use Seattle Genetics’ ADC technology with antibodies against multiple targets selected by Genentech. To secure exclusive access to the additional targets, Genentech has paid a fee of $3.0 million and purchased $7.0 million of Seattle Genetics common stock.

“We are pleased to expand our ongoing collaboration with Genentech,” stated Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We have made significant progress with our ADC platform, demonstrating improved stability of the linker system and increased potency of the drug payload compared to existing drug conjugate technologies. Our ADC technology allows us and our partners to develop therapeutics designed to deliver antitumor drugs directly to target cells, minimizing the dose-limiting toxicity of conventional anti-cancer treatments.”

Seattle Genetics and Genentech established their ADC collaboration in April 2002, at which time Genentech paid an upfront fee and made an equity investment in Seattle Genetics in exchange for access to an initial number of target antigens. Genentech also pays ongoing research and material supply fees and has agreed to pay progress-dependent milestone payments and royalties on net sales of any resulting ADC products. Genentech is responsible for research, product development, manufacturing and commercialization of any products resulting from the collaboration.

ADCs utilize the targeting ability of monoclonal antibodies to deliver potent, cell-killing payloads to specific cells. Seattle Genetics has developed novel second-generation ADC technology employing synthetic, highly potent drugs that can be attached to antibodies through proprietary linker systems. The linkers are designed to be stable in the bloodstream but to release the drug payload under specific conditions once inside target cells, thereby sparing non-target cells many of the toxic effects of traditional chemotherapy. ADCs may increase the therapeutic potential of antibodies with targeting ability but that have no inherent cell-killing activity on their own.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including two being tested in multiple ongoing clinical trials, SGN-30 and SGN-15, and three in preclinical development, SGN-40, SGN-35 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, Celltech Group and Protein Design Labs. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Specifically, statements regarding the stability, safety, potency and therapeutic potential of antibody-drug conjugates are forward-looking and actual results may differ materially from these statements for various reasons. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators or failure of those collaborators to perform their contractual obligations. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com